Exhibit 99.1

PRESTIGE BRANDS REJECTS UNSOLICITED PROPOSAL FROM GENOMMA LAB

Irvington, NY, March 12, 2012 -- Prestige Brands Holdings, Inc. (NYSE: PBH) announced today that its Board of Directors has unanimously rejected Genomma Lab Internacional, S.A.B. de C.V.'s unsolicited, highly conditional proposal to acquire the Company for $16.60 per share, as set forth in Genomma Lab's February 21, 2012 public letter. The Prestige Brands Board of Directors has carefully reviewed the Genomma Lab letter with the assistance of its financial and legal advisors and, after thorough consideration in accordance with its fiduciary duties, has determined that the proposed price is inadequate and the proposal is not in the best interests of Prestige Brands and its stockholders.

The Board noted the following reasons, among others, in supporting its determinations:

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Genomma Lab's Proposal Is Inadequate And Not Compelling. The Genomma Lab proposal is not compelling on key financial metrics. The proposal reflects only a 23% premium to Prestige Brands' closing price of $13.50 per share on the last trading day prior to the public announcement. This premium is well below comparable transactions, at a time when Prestige Brands' stock price was increasing to reflect the benefits of its recent acquisitions and on the heels of another strong quarter. In addition, the implied EBITDA multiple is meaningfully lower than comparable transactions and well below the intrinsic value of the Company, especially when taking into account Prestige Brands' scale, high-quality branded OTC portfolio, significant tax attributes and scarcity value.

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Genomma Lab's Timing Is Opportunistic. Prestige Brands recently completed its third and largest acquisition of OTC brands in the last 15 months, barely three weeks before Genomma Lab went public with its proposal. With these transactions now consummated, Prestige Brands is well on its way to achieving its planned long-term transformation into a large-scale, diversified OTC company with upside opportunities arising from its expanded portfolio of core OTC brands. The market had just begun to recognize the benefits of this successful strategy and the Company's share price had increased to a new 52-week high when Genomma Lab rushed to make its unsolicited public proposal.

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Genomma Lab's Proposal Lacks Detail And Is Highly Conditional. The Board believes a credible acquisition proposal must deliver both compelling value and certainty by including, among other things, evidence of financial resources sufficient to complete a transaction in a timely fashion. In addition, any proposal must contain sufficient detail to demonstrate that it provides market-standard provisions that assure certainty of completion. The Genomma Lab proposal does not include debt commitments and is also conditioned on the approval of its shareholders, due diligence and other unspecified matters.

The Prestige Brands Board is open to considering offers that would maximize value for stockholders and minimize disruption while the Company is integrating its recent acquisitions. Accordingly, the Board has taken steps to resolve the uncertainty created by Genomma Lab's unsolicited proposal quickly and in the best interests of all stakeholders, including implementing a short-term shareholder rights plan and scheduling an earlier annual meeting.

Matthew M. Mannelly, President and CEO of Prestige Brands, said, “Genomma Lab did not negotiate with us before making its highly conditional proposal, which was opportunistically timed before our stock price fully reflected the recent completion of the purchase of brands from GlaxoSmithKline and other initiatives. We are committed to maximizing stockholder value, and would be open to compelling, fully financed offers that provide certainty of closing. Should Genomma Lab make such an offer, there would be a basis to engage with them.”

Sawaya Segalas & Company, Inc., LLC and Morgan Stanley & Co. LLC are financial advisors to the Company and Kirkland & Ellis LLP is legal counsel.

About Prestige Brands Holdings, Inc.

The Company markets and distributes brand name over-the-counter and household cleaning products throughout the U.S., Canada, and certain international markets. Core brands include Chloraseptic® sore throat treatments, Clear Eyes® eye care products, Compound W® wart treatments, The Doctor's® NightGuard® dental protector, the Little Remedies® and PediaCare® lines of pediatric over-the-counter products, Efferdent® denture care products, Luden's® throat drops, Dramamine® motion sickness treatment, BC® and Goody's® analgesics, Gaviscon® antacid and Beano® gas treatment.

Note Regarding Forward-Looking Statements
This news release contains “forward-looking statements” within the meaning of the federal securities laws that are intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995.  “Forward-looking statements” generally can be identified by the use of forward-looking terminology such as “assumptions,” “target,” “guidance,” “outlook,” “plans,” “projection,” “may,” “will,” “would,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” “potential,” or “continue” (or the negative or other derivatives of each of these terms) or similar terminology.  Forward-looking statements in this news release include, without limitation, statements regarding a possible transaction involving the Company.  These statements are based on management's estimates and assumptions with respect to future events and are believed to be reasonable, although they are inherently uncertain and difficult to predict.  Actual results could differ materially from those expected as a result of a variety of factors.  A discussion of factors that could cause results to vary is included in the Company's Annual Report on Form 10-K and other periodic reports filed with the Securities and Exchange Commission.

Contacts

Investors

Prestige Brands Holdings, Inc.
Dean Siegal
914-524-6819
or
MacKenzie Partners Inc.
Dan Burch or Bob Marese
212-929-5500

Media

Sard Verbinnen & Co
Hugh Burns or Robin Weinberg
212-687-8080